UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
 PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Seven Arts Entertainment Inc.
(Exact name of registrant as specified in its charter)

Nevada	45-3138068
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Century Park East, #1830, Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock	The NASDAQ Stock Market - Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: NA

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Our authorized capital consists of 50,000,000 shares of capital stock, $.01 par value per share, of which our board has allocated 25,000,000 shares as common stock.  As of September 1, 2011, there were 6,476,344 shares of our common stock outstanding, all of which are fully paid and non-assessable.

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.  We do not provide cumulative voting in the election of our directors and we do not have a classified Board of Directors.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  The shares of common stock are not redeemable.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend.  Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then-existing conditions, including our financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Item 2. Exhibits.

2.A (i).	Articles of Incorporation of Seven Arts Entertainment Inc.

2.A (ii).	Amendment to Articles of Incorporation of Seven Arts Entertainment Inc.

2.B.	By-Laws of Seven Arts Entertainment Inc.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Seven Arts Entertainment Inc.

Date: September 1, 2011	By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer